EXHIBIT 99.1

Zoom Technologies Reports Results for the Third Quarter of 2006

Boston, MA, October 27, 2006 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other data communication products, today reported net sales of $3.5 million for its third quarter ended September 30, 2006, down 33% from $5.3 million for the third quarter of 2005. The reduction in sales was primarily due to production delays that resulted in a total backlog of $2.1 million at the end of Q3 2006, a $1.2 million increase from the end of Q3 2005, and a $.5 million net sales accounting impact of a major customer’s long-anticipated shift to consignment. Zoom reported a net loss of $0.8 million or $.09 per share for the third quarter of 2006, compared to a net loss of $1.4 million or $.15 per diluted share for the third quarter of 2005.

By the end of Q3 2006 Zoom had moved its Summer Street, Boston production operation to Tijuana, Mexico, which is expected to significantly lower annual production expenses and position Zoom for improved product margins. The September move resulted in a shift in many customer shipments from the third quarter to the fourth quarter. Zoom is now shipping significant and generally increasing volumes from Tijuana.

Zoom’s operating loss for the third quarter of 2006 was $1.8 million, compared to the operating loss of $1.4 million for the third quarter of 2005. Net loss of $0.8 million for the third quarter of 2006 was comprised of the operating loss of $1.8 million partially offset by other income of $0.9 million representing an earn-out payment Zoom received September 2006 from its share of the previously reported sale of InterMute.

Zoom’s gross profit was $0.2 million or 6.7% of net sales in the third quarter of 2006, down from $0.5 million or 9.8% of net sales in the third quarter of 2005. The lower gross profit resulted primarily from lower sales and lower gross margin, with the gross margin drop due primarily to costs relating to the move to Mexico. Zoom had incurred the bulk of those costs by September 30, 2006, and Zoom expects to enjoy significantly lower fixed production costs starting in Q4 2006.

Operating expenses were $2.0 million or 55.7% of net sales in the third quarter of 2006 and $2.0 million or 36.9% of net sales in the third quarter of 2005. Decreases in both Selling and Research and Development expense were offset by a $0.4 million increase in General and Administrative expense. In the third quarter of 2005, General and Administrative expense was unusually low due to a $0.4 million reversal of a bad debt allowance.

Zoom’s cash balance on September 30, 2006 was $4.2 million, down from $4.5 million on June 30, 2006, as cash reduction from the $0.8 million net loss for the quarter and $0.1 million increase in inventory were partially offset by a $0.4 million reduction in receivables.

Frank Manning, Zoom’s President and CEO, said: “The Q3 numbers include the effect of several major changes, all of which should be beneficial in future quarters. The move of our Boston production operation to Tijuana was and continues to be a Herculean effort, and I’m very thankful to the Zoom employees who are making it happen. We are now shipping significant volumes from Tijuana, but we entered Q4 with a large backlog which has created a lot of pressure on production. In the beginning of Q4 we entered into a long-anticipated consignment agreement with one of our largest retailer customers. In connection with this agreement, the retailer chose Zoom as its primary modem supplier and placed orders for our cable modems, which we believe positions us for higher sales through that retailer. Zoom also signed a Purchase and Sale agreement for our headquarters buildings in downtown Boston; and this puts us on track for a sale of the buildings by the end of the year that will result in an increase in equity on our balance sheet of about $5.5 million after expenses, elimination of $3.6 million in bank debt, and an increase of about $4.2 million in cash. As part of the agreement we will lease space in our headquarters building for at least two years at a below-market rate. Overall our business remains challenging, but we continue to drive down our costs, improve our balance sheet, develop exciting new products, and work hard to meet our customers’ needs.”

Zoom has scheduled a conference call for Friday, October 27th at 10:00 a.m. Eastern Time. You may access the conference call by dialing (800) 946-0716 for calls made within the United States and dialing (719) 457-2644 for calls made from outside the United States. - The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q3) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communications products under the Zoom and Hayes® brands, and provides voice over the Internet services under the Global Village brand. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, MA and Boca Raton, Florida. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s backlog and expected shipments, Zoom’s production in Tijuana, expected future business with one of Zooms’ major retailers, and the potential sale of Zoom’s headquarters buildings and the financial and operating results of that sale. Actual results may be materially different from expectations as a result of known and unknown risks, including: delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group;, Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; uncertainty regarding the timing or completion of the sale of Zoom’s headquarters buildings and the impact of such sale on Zoom’s financial position; uncertain availability of mortgage funds for Zoom’s headquarters buildings prior to sale and other factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Sept 30,	Dec 31,
	2006	2005

Assets

Current assets:

Cash	$4,159	$9,081
Accounts receivable, net	1,825	2,631
Inventories	4,289	5,073
Prepaid expenses and other	64	301

Total current assets	10,337	17,086

Property and equipment, net	2,513	2,601
Other Non Current Assets	215	0
Total assets	$13,065	$19,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,641	$3,141
Accrued expenses	714	788
Current portion of long-term debt	135	4,890

Total current liabilities	2,490	8,819

Long-term debt	3,480	-

Total liabilities	5,970	8,819

Stockholders’ equity:

Common stock and additional paid-in capital	31,291	31,109
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	503	393
Retained earnings (deficit)	(24,692)	(20,627)

Total stockholders’ equity	7,095	10,868

Total liabilities & stockholders’ equity	$13,065	$19,687

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05

Net sales	$3,579	$5,308	$13,378		$18,269
Cost of goods sold	3,338	4,789	11,949		14,837

Gross profit	241	519	1,429		3,432

Operating expenses:
Selling	782	978	2,564		3,172
General and administrative	689	314	2,236		2,868
Research and development	521	664	1,710		2,109
Total operating expenses	1,992	1,956	6,510		8,149

Operating profit (loss)	(1,751)	(1,437)	(5,081)		(4,717)

Other income (expense), net	919	62	1,016		3,459

Income (loss) before income taxes	(832)	(1,375)	(4,065)		(1,258)

Income tax expense (benefit)	—	—	—		—

Net income (loss)	$(832)	$(1,375)	$(4,065)		$(1,258)

Basic earnings (loss) per share:

Earnings (loss) per share	$(0.09)	$(0.15)	$(0.43)	$	(0.14)

Diluted earnings (loss) per share:

Earnings (loss) per share	$(0.09)	$(0.15)	$(0.43)		$(0 .14)

Weighted average number of shares outstanding:

Basic	9,347	9,341	9,347		9,159

Diluted	9,347	9,341	9,347		9,159